                                                                      Exhibit 12

                               AZTAR CORPORATION
                      Ratio of Earnings to Fixed Charges

                         (in thousands, except ratios)

                                                 Six Months Ended                            Year Ended
                                               ---------------------     --------------------------------------------------------
                                                June 30,    July 1,
                                                 1994        1993          1993        1992        1991        1990        1989
                                               ---------   ---------     --------    --------    --------    --------    --------
Income (loss) from continuing
 operations before income taxes,
 extraordinary items and
 cumulative effect of accounting
 change                                          $11,260     $ 8,620      $12,406     $26,007     $ 2,768    $(14,959)   $(62,184)
Fixed charges excluding interest
 expense capitalized                              25,880      35,282       60,366      56,701      59,895      63,346      78,679
Amortization of previously
 capitalized interest                                439         433          878         866         892         900       1,012
                                                 -------     -------      -------     -------     -------    --------    --------
  Adjusted earnings                              $37,579     $44,335      $73,650     $83,574     $63,555    $ 49,287    $ 17,507
                                                 =======     =======      =======     =======     =======    ========    ========

Fixed charges:
  Interest expense                               $23,582     $22,822      $45,363     $31,132     $32,101    $ 33,407    $ 43,716
  Interest portion of rent                         2,298      12,460       15,003      25,569      27,794      29,939      34,963
                                                 -------     -------      -------     -------     -------    --------    --------
                                                  25,880      35,282       60,366      56,701      59,895      63,346      78,679
  Interest expense capitalized                     1,267       2,000        3,491       1,061         253          --          --
                                                 -------     -------      -------     -------     -------    --------    --------
    Total fixed charges                          $27,147     $37,282      $63,857     $57,762     $60,148    $ 63,346    $ 78,679
                                                 =======     =======      =======     =======     =======    ========    ========

Ratio of earnings to fixed charges                 1.38x       1.19x        1.15x       1.45x       1.06x        .78x        .22x
                                                 =======     =======      =======     =======     =======    ========    ========
Fixed charges in excess of earnings                                                                          $ 14,059    $ 61,172
                                                                                                             ========    ========